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EXHIBIT 10.56

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 19th day of July, 2002, by and between Cisco Systems, Inc., a California corporation, and its wholly owned subsidiary, Cisco Systems Investments Ltd., a Nevada corporation (collectively, the "Seller"), and Liberate Technologies, a Delaware corporation (the "Purchaser" or the "Company").

        WHEREAS, the Seller is the beneficial owner of certain shares of the common stock of the Company;

        WHEREAS, the Seller desires to sell an aggregate of 3,963,780 shares of the Company's common stock beneficially owned by the Seller and registered in the name of its nominee, Cactusback & Co., (the "Shares") to the Purchaser, on the terms and subject to the conditions set forth herein; and

        WHEREAS, the Purchaser desires to acquire all of the Seller's right, title and interest to the Shares, on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Purchase and Sale of the Shares.    At the Closing (as defined below), the Purchaser shall purchase, and the Seller shall sell to the Purchaser, the Shares for a per share price equal to the Discounted Average Stock Price (as defined below), for an aggregate sale price equal to the product of (i) 3,963,780 and (ii) the Discounted Average Stock Price (such aggregate sale price, the "Purchase Price"). For purposes of this Agreement, the term "Discounted Average Stock Price" shall mean the product of (i) 98% and (ii) the average of the closing prices for a share of the Company's common stock as quoted on the Nasdaq National Market for the ten consecutive trading days ending on the last trading day prior to July 18, 2002. At the Closing, the Seller shall execute and deliver a stock assignment separate from certificate, in the form attached hereto as Exhibit A, selling, transferring and assigning to the Purchaser the Shares, against payment by the Purchaser of the Purchase Price therefor by cashier's check, wire transfer of immediately available funds to the account of the Seller set forth on Schedule 1 attached hereto or any combination thereof. The consummation of the sale and purchase of the Shares (the "Closing") shall occur at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California by 5:00 p.m. (Pacific Time) on July 25, 2002, or at such other time and place as the Seller and the Purchaser may agree in writing (the "Closing Date"). Delivery to the Purchaser of the certificates representing the Shares shall be made on the Closing Date.

        2.    Representations and Warranties of the Seller.    The Seller hereby represents and warrants to the Purchaser that:

          2.1    Authorization.    All corporate action on the part of the Seller and its nominees, officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Seller hereunder has been taken or will be taken at or prior to the Closing. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its respective terms.

          2.2    Ownership of the Shares.    The Seller owns all right, title and interest (legal and beneficial) in and to all of the Shares sold pursuant to this Agreement free and clear of all liens or other encumbrances. Upon payment for the Shares in accordance with this Agreement, the Purchaser will acquire such Shares free and clear of all liens or other encumbrances.

          2.3    No Conflict.    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach by the Seller or its nominees of, or constitute a default by the Seller or its nominees under, any agreement, instrument, decree, judgment or order to which the Seller or its nominees is a party, to which the properties of the Seller or its nominees may be subject or by which the Seller or its nominees may be bound.

          2.4    Litigation.    There is no action, suit, proceeding or investigation pending or, to the Seller's knowledge, currently threatened against the Seller or nominee that questions the validity of this Agreement or the right of the Seller to enter into this Agreement.

          2.5    Disclosure of Information.    The Seller believes it has received all the information it has requested to assist the Seller in deciding whether to sell the Shares to the Purchaser pursuant to this Agreement. The Seller has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the sale of the Shares pursuant to this Agreement and the business, properties, prospects and financial condition of the Purchaser. The Seller acknowledges that it is aware of the confidential, non-public information of the Company set forth on Schedule 2.5 attached hereto. None of the foregoing, however, limits or modifies the representations and warranties of the Purchaser made pursuant to Section 3 or the right of the Seller to rely thereon.

          2.6    Nominees.    The Shares are currently registered in the name of Cactusback & Co. (the "Nominee"), which holds the Shares as a nominee for the beneficial ownership of Seller. The Nominee has no power to vote, transfer, encumber, or enter into agreements regarding the Shares. The Nominee merely acts as Seller's agent with respect to the Shares, for the limited purpose of facilitating transfers of the Shares, as directed by Seller.

          2.7    Consents.    The Seller has received all consents, approvals, authorizations, permits and waivers of all persons necessary for the Seller to consummate the transactions contemplated by this Agreement, including Coastdock & Co. and Cactusback & Co.

        3.    Representations and Warranties of the Purchaser.    The Purchaser hereby represents and warrants to the Seller that:

          3.1    Authorization.    All corporate action on the part of the Purchaser and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Purchaser hereunder has been taken or will be taken at or prior to the Closing. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its respective terms.

          3.2    Consents.    The Purchaser has received all consents, approvals, authorizations, permits and waivers of all persons necessary for the Purchaser to consummate the transactions contemplated by this Agreement.

          3.3    No Conflict.    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach by the Purchaser of, or constitute a default by the Purchaser under, any agreement, instrument, decree, judgment or order to which the Purchaser is a party, to which the properties of the Purchaser may be subject or by which the Purchaser may be bound.

          3.4    Litigation.    There is no action, suit, proceeding or investigation pending or, to the Purchaser's knowledge, currently threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement.

          3.5    Disclosure of Information.    The Purchaser believes it has received all the information it has requested to assist the Purchaser in deciding whether to purchase the Shares from the Seller pursuant to this Agreement. The Purchaser has had an opportunity to ask questions and receive answers from the Seller regarding the terms and conditions of the purchase of the Shares pursuant to this Agreement. None of the foregoing, however, limits or modifies the representations and warranties of the Seller made pursuant to Section 2 or the right of the Purchaser to rely thereon.

        4.    Miscellaneous.

          4.1    Successors and Assigns.    Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          4.2    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among State of California residents entered into and to be performed entirely within the State of California.

          4.3    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.4    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          4.5    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use their reasonable best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          4.6    Entire Agreement.    This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto and no party hereto shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

          4.7    Additional Instruments and Actions.    The parties hereto shall execute such additional instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

          4.8    Expenses.    Each party hereto shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

          4.9    Adjustments.    In the event of any stock split, reverse stock split, stock dividend (including without limitation any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company's common stock occurring on or after the first of the ten consecutive trading days referenced in the definition of the Discounted Average Stock Price and prior to the Closing, all references in this Agreement to specified numbers of shares affected thereby, and all calculations provided for that are based upon numbers of shares (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:
CISCO SYSTEMS INVESTMENTS LTD.
By:	/s/ ROGER BISCAY
Name:	Roger Biscay
Title:	Director
CISCO SYSTEMS, INC.
By:	/s/ LARRY R. CARTER
Name:	Larry R. Carter
Title:	CFO, Sr. VP Finance & Secretary
PURCHASER:
LIBERATE TECHNOLOGIES
By:	/s/ KENT WALKER
Name:	Kent Walker
Title:	SVP

SIGNATURE PAGE TO
STOCK PURCHASE AGREEMENT

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  EXHIBIT 10.56
STOCK PURCHASE AGREEMENT